EXHIBIT 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz	Chuck Ives
Corporate Communications Director	Investor Relations Manager
Hutchinson Technology	Hutchinson Technology
320-587-1823	320-587-1605
HUTCHINSON TECHNOLOGY RETURNS TO PROFITABILITY
ON VOLUME GROWTH AND BENEFITS OF COST REDUCTIONS
HUTCHINSON, Minn., Nov. 8, 2007 — Hutchinson Technology Incorporated (Nasdaq: HTCH) today reported net income of $18.6 million, or $0.62 per diluted share, on net sales of $199.9 million for its fiscal fourth quarter ended September 30, 2007. Results for the fiscal 2007 fourth quarter included a favorable income tax adjustment of $9.2 million related to the company’s deferred tax assets. Excluding this favorable income tax adjustment, net income for the fiscal 2007 fourth quarter would have been $9.4 million, or $0.32 per diluted share.
     For the fiscal 2007 third quarter, the company reported a net loss of $13.5 million, or $0.52 per share, on net sales of $156.7 million. Net income for the fiscal 2007 third quarter included $8.7 million of pre-tax charges for severance costs and the write-off of design costs for a cancelled facility expansion. Excluding these charges, the net loss would have been $7.7 million, or $0.30 per share. In the fiscal 2006 fourth quarter, the company reported net income of $21,000, or $0.00 per diluted share, on net sales of $180.6 million.
     For the fiscal year ended September 30, 2007, the company reported net income of $7.3 million, or $0.28 per diluted share, on net sales of $716.1 million. Financial results for fiscal 2007 included the pre-tax charges noted above and $10.3 million of favorable income tax adjustments related primarily to the company’s deferred tax assets. Excluding these pre-tax charges and favorable income tax adjustments, net income for fiscal 2007 would have been $2.6 million, or $0.10 per diluted share.
     For the fiscal year ended September 24, 2006, the company reported net income of $20.5 million, or $0.77 per diluted share, on net sales of $721.5 million. Net income for fiscal 2006 included an increase to operating income of $5.0 million resulting from the resolution of a dispute with a former supplier. Excluding this increase to operating income, the company’s fiscal 2006 net income would have been $17.8 million, or $0.68 per diluted share.
     Wayne M. Fortun, president and chief executive officer, attributed the company’s return to profitability to seasonally strong fourth quarter volume and lower costs resulting from actions the company took in the preceding quarter. “Our unit shipments and net sales reached record levels in the fourth quarter while our costs have been reduced by an estimated $35 million on an annualized basis,” said Fortun. That combination enabled the company to post fourth quarter operating income of $6.0 million compared with an operating loss in the preceding quarter of $12.6 million, excluding the pre-tax charges cited above.
     The company shipped approximately 246 million suspension assemblies in the fourth quarter, a sequential quarter increase of 20 percent in average weekly shipments. Compared with the fiscal 2006 fourth quarter, average weekly shipments increased 14 percent, with particular strength in shipments for

1—Hutchinson Technology Reports Fourth Quarter Results

mobile applications. “Our fourth quarter shipments for the mobile segment of the disk drive market increased 83 percent compared with the 2006 fourth quarter,” said Fortun. “This increase resulted from our market share gains in the mobile segment combined with rapid growth in that segment of the market.” Suspension assemblies for mobile applications accounted for 31 percent of the company’s unit shipments in the fiscal 2007 fourth quarter, up from 27 percent in the preceding quarter and 21 percent in the fiscal 2006 fourth quarter.
     Overall average selling price in the fiscal 2007 fourth quarter was $0.81 compared with $0.80 in the preceding quarter and $0.84 in the fiscal 2006 fourth quarter. The sequential quarter increase in overall average selling price resulted primarily from the mix of products sold during the quarter.
     Gross margin in the fiscal 2007 fourth quarter was 18% compared with 13% in the preceding quarter and 17% in the fiscal 2006 fourth quarter. The improvement in gross margin reflected the benefits of the company’s cost reduction efforts and an increase in capacity utilization to approximately 75% from 60% in the preceding quarter. Beginning in the fiscal 2007 fourth quarter, all of the costs of running the company’s TSA+ manufacturing lines were classified as costs of goods sold. This change reduced fourth quarter gross margin by approximately two percentage points, as a portion of these costs were classified as research and development expenses in preceding quarters. For the full fiscal year, gross margin was 17% compared with 20% in fiscal 2006.
     Research and development expenses in the fourth quarter totaled $10.4 million, down from $14.5 million in the preceding quarter and $12.9 million in the fiscal 2006 fourth quarter. The decline resulted primarily from the classification of the costs of running the TSA+ manufacturing lines noted above. “We are currently supporting TSA+ program development activities for multiple customers’ future disk drive programs and continue to make progress on our additive processing capabilities as we prepare to bring TSA+ suspensions to volume,” said Fortun.
     In the company’s BioMeasurement Division, Richard Penn, president of the division, said he is pleased with momentum the division continues to build in the marketplace. “As of the end of fiscal 2007, we had completed sales of our InSpectra™ StO2 System to 20 hospitals in the United States and Europe,” said Penn. This noninvasive device helps clinicians instantly detect changes in a patient’s perfusion status, enabling clinicians to make better treatment decisions and reduce costs in critical care settings. “More than 50 evaluations of the InSpectra™ StO2 System are in process, and based on our experience to date, we expect a high percentage of customer evaluations will ultimately result in sales,” said Penn. “This will increase the installed base of monitors, which will generate future sales of our InSpectra™ StO2 Sensor.”
     The company generated $21.1 million in cash from operations during the fourth quarter and spent $15.2 million on capital investments, generating free cash flow of $5.9 million. For the fiscal year, the company generated $102.8 million in cash from operations and spent $102.2 million on capital investments. Capital expenditures are currently expected to decline to approximately $75 million in fiscal 2008, which will further improve cash generation.

2—Hutchinson Technology Reports Fourth Quarter Results

     For calendar 2008, storage industry analysts are currently forecasting unit shipments of disk drives to increase by at least 10% which will, in turn, continue to generate growth in demand for suspension assemblies. “As we’ve stated previously, we expect that our share in the desktop segment will continue to decline as certain programs for which we are a major supplier approach the end of their market lives. We expect to counter this decline somewhat by further increasing our share in the faster growing mobile segment and continuing our strong leadership position in the enterprise segment,” said Fortun. The company expects its fiscal 2008 average selling price to remain relatively flat compared to fiscal 2007. Fortun said the company’s fiscal 2008 profitability will continue to benefit from the cost reductions completed in the fiscal 2007 third quarter, while noting that capacity utilization and leverage of fixed costs will continue to be key to improving gross margin.
     Commenting on the company’s fiscal 2008 priorities for its two divisions, Fortun said the company’s Disk Drive Components Division will continue its commitment to leadership in quality and technology, which includes close collaboration with customers to design TSA+ suspension assemblies into next generation disk drive programs while assuring readiness for higher volumes of TSA+ suspensions. In its BioMeasurement Division, the company intends to establish its InSpectra™ StO2 System as the standard of care for measuring tissue perfusion at the most influential hospitals in the United States and Europe. The company also expects to grow the installed base for the system by placing monitors at other hospitals, and plans to extend use of the system beyond trauma into other critical care settings.
     Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division is bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care.
     This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, manufacturing efficiencies, production capability and capacity utilization, selling prices, investments in research and development, product development, product commercialization and adoption, capital expenditures, operating performance and results of operations. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
     The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time (CT) on November 8, 2007. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software. A replay of the call will be available beginning at approximately 6:00 p.m. CT on November 8 until 11:59 p.m. CT on Friday, November 9, 2007. To access the replay, dial 800-405-2236 and enter 11099968# at the reservation number prompt.
[Financial Information Follows]

3—Hutchinson Technology Reports Fourth Quarter Results

Hutchinson Technology Incorporated
(Nasdaq: HTCH)

	Fourth Quarter Ended
	Sept. 30, 2007	Sept. 24, 2006
Net sales	$199,854,000	$180,573,000
Gross profit	$35,691,000	$30,845,000
Income (loss) from operations	$5,960,000	$(2,142,000)
Net income	$18,578,000	$21,000
Net income per common share:
Basic	$0.71	$0.00
Diluted	$0.62	$0.00
Net income
—excluding income tax adjustment	$9,409,000
Net income per share
—excluding income tax adjustment
Basic	$0.36
Diluted	$0.32
Weighted average common and common equivalent shares outstanding
Basic	26,065,000	25,648,000
Diluted	31,142,000	25,690,000

	Fiscal Year Ended
	Sept. 30, 2007	Sept. 24, 2006
Net sales	$716,103,000	$721,507,000
Gross profit	$122,241,000	$144,900,000
Severance and other costs	$8,728,000	—
Dispute settlement	—	$5,000,000
Income (loss) from operations	$(18,675,000)	$12,770,000
Net income	$7,265,000	$20,476,000
Net income per common share:
Basic	$0.28	$0.80
Diluted	$0.28	$0.77
Net income
—excluding severance and other costs and income tax adjustments	$2,609,000
—excluding dispute settlement		$17,811,000
Net income per share
—excluding severance and other costs and income tax adjustments
Basic	$0.10
Diluted	$0.10
—excluding dispute settlement
Basic		$0.70
Diluted		$0.68
Weighted average common and common equivalent shares outstanding
Basic	25,988,000	25,611,000
Diluted	26,041,000	30,815,000

	At Sept. 30, 2007	At Sept. 24, 2006
Total assets	$1,049,989,000	$1,045,084,000
Cash and cash equivalents	$64,509,000	$40,331,000
Securities available for sale	$233,043,000	$250,110,000
Total shareholders’ investment	$599,547,000	$578,724,000

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations — Unaudited
(In thousands, except per share data)

	Fourteen	Thirteen	Fifty-Three	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006
Net sales	$199,854	$180,573	$716,103	$721,507

Cost of sales	164,163	149,728	593,862	576,607

Gross profit	35,691	30,845	122,241	144,900

Research and development expenses	10,415	12,916	55,245	52,939

Selling, general and administrative expenses	19,316	20,071	76,943	84,191

Severance and other expenses	0	—	8,728	—

Dispute settlement	—	—	—	(5,000)

Income (loss) from operations	5,960	(2,142)	(18,675)	12,770

Interest expense	(2,981)	(2,338)	(10,433)	(7,333)

Interest Income	4,098	3,624	15,414	12,762

Other income, net	643	1,824	4,061	5,683

Income (loss) before income taxes	7,720	968	(9,633)	23,882

Provision (benefit) for income taxes	(10,858)	947	(16,898)	3,406

Net income (loss)	$18,578	$21	$7,265	$20,476

Basic earnings (loss) per share	$0.71	$0.00	$0.28	$0.80

Diluted earnings (loss) per share	$0.62	$0.00	$0.28	$0.77

Weighted-average common shares outstanding	26,065	25,648	25,988	25,611

Weighted-average common and diluted shares outstanding	31,142	25,690	26,041	30,815

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets — Unaudited
(In thousands, except shares data)

	September 30,	September 24,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$64,509	$40,331
Securities available for sale	233,043	250,110
Trade receivables, net	101,997	95,391
Other receivables	20,529	14,409
Inventories	61,183	81,298
Deferred tax assets	8,582	8,021
Other current assets	7,444	7,161

Total current assets	497,287	496,721
Property, plant and equipment, net	457,883	472,163
Deferred tax assets	79,008	57,867
Other assets	15,811	18,333

	$1,049,989	$1,045,084

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$1,344	$1,252
Accounts payable	29,528	45,090
Accrued expenses	16,535	14,819
Accrued compensation	21,257	21,338

Total current liabilities	68,664	82,499
Long-term debt, less current maturities	3,944	5,291
Convertible subordinated notes	375,000	375,000
Other long-term liabilities	2,834	3,570
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares authorized, 26,074,000 and 25,638,000 issued and outstanding	261	256
Additional paid-in capital	411,349	398,047
Accumulated other comprehensive income (loss)	29	(222)
Accumulated earnings	187,908	180,643

Total shareholders’ investment	599,547	578,724

	$1,049,989	$1,045,084

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows — Unaudited
(Dollars in thousands)

	Fifty-Three	Fifty-Two
	Weeks Ended	Weeks Ended
	September 30,	September 24,
	2007	2006
Operating activities:
Net income (loss)	$7,265	$20,476
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	118,820	118,640
Stock-based compensation	4,784	3,694
Provision (benefit) for deferred taxes	(21,847)	2,113
Loss on disposal of assets	12	356
Write-off of design costs	2,577	-
Changes in operating assets and liabilities	(8,821)	(34,939)

Cash provided by operating activities	102,790	110,340

Investing activities:
Capital expenditures	(102,239)	(247,754)
Purchases of marketable securities	(1,895,490)	(1,958,459)
Sales/maturities of marketable securities	1,912,663	1,881,335

Cash used for investing activities	(85,066)	(324,878)

Financing activities:
Repayment of long-term debt	(1,255)	(1,312)
Net proceeds from issuance of convertible subordinated notes	—	218,971
Repurchase of common stock	—	(1,299)
Net proceeds from issuance of common stock	7,709	4,776

Cash provided by financing activities	6,454	221,136

Net increase in cash and cash equivalents	24,178	6,598

Cash and cash equivalents at beginning of period	40,331	33,733

Cash and cash equivalents at end of period	$64,509	$40,331

Hutchinson Technology Incorporated
Earnings Per Share Calculation — Unaudited
(In thousands, except per share data)

	Fourteen	Thirteen Weeks	Fifty-Three	Fifty-Two
	Weeks Ended	Ended	Weeks Ended	Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006
Net income (loss) (A)	$18,578	$21	$7,265	$20,476
Plus: interest expense on convertible subordinated notes	1,008	—	—	4,034
Less: additional profit sharing expense and income tax provisions	424	—	—	914

Net income (loss) available to common shareholders (B)	$19,162	$21	$7,265	$23,596

Weighted average common shares outstanding (C)	26,065	25,648	25,988	25,611
Dilutive potential common shares	5,077	42	53	5,204

Weighted-average common and diluted shares outstanding (D)	31,142	25,690	26,041	30,815

Basic earnings (loss) per share [(A)/(C)]	$0.71	$0.00	$0.28	$0.80
Diluted earnings (loss) per share [(B)/(D)]	$0.62	$0.00	$0.28	$0.77

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures — Unaudited
(In thousands, except per share data)

	Fourteen	Thirteen	Thirteen	Thirteen	Fifty-Three	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	September 30,	September 24,	June 24,	June 25,	September 30,	September 24,
	2007	2006	2007	2006	2007	2006

Net income — GAAP	$18,578	$21	$(13,480)	$6,196	$7,265	$20,476
Add severance and other expenses(1)			8,728		8,728
Income taxes expense on severance and other expenses			(2,949)		(3,095)
Income tax adjustments(2)	(9,169)				(10,289)

Net income — excluding severance and other expenses	$9,409		$(7,701)

Net income — GAAP		$21

Net income — excluding severance, other expenses and income taxes adjustment					$2,609

Less dispute settlement(3)				(5,000)		(5,000)
Increase in incentive compensation expense related to dispute settlement				538		538
Income taxes expense on dispute settlement				1,797		1,797

Net income — excluding dispute settlement				$3,531		$17,811

Net income per common share — excluding severance and other expenses(4):
Basic earnings per share	$0.36		$(0.30)
Diluted earnings per share	$0.32		$(0.30)

Net income per common share(4)
Basic earnings per share		$0.00
Diluted earnings per share		$0.00

Net income per common share — excluding severance, other expenses and income taxes adjustment(4):
Basic earnings per share					$0.10
Diluted earnings per share					$0.10

Net income per common share — excluding dispute settlement(4):
Basic earnings per share				$0.14		$0.70
Diluted earnings per share				$0.14		$0.68

Weighted average common and common equivelent shares outstanding:
Basic	26,065	25,648	26,027	25,648	25,988	25,611
Diluted	31,142	25,690	26,027	25,845	26,041	30,815

(1)	Charges totaling $8,728,000, comprised of severance costs for approximately 500 positions eliminated during the quarter and the write-off of design costs for a cancelled facility expansion.

(2)	Favorable income tax adjustments of $9,169,000 for the fourteen weeks ended September 30, 2007 and $10,289,000 for the fifty-three weeks ended September 30, 2007 are related to our deferred tax assets. The adjustments were primarily the result of an extensive review of our R&D tax credits that had been earned in prior years.

(3)	An increase to operating income of $5,000,000, resulting from the resolution of a dispute with a former supplier.

(4)	Net income per common share, basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.